Exhibit 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ACQUIRES THE MAMMOGRAPHY INTELLECTUAL PROPERTY

OF FISCHER IMAGING

BEDFORD, MA, (September 29, 2005) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of diagnostic imaging and state-of-the-art digital imaging systems directed towards women’s health, today announced it has completed the acquisition of Fischer Imaging Corporation’s intellectual property relating to its mammography business and products, including the rights to their SenoScan digital mammography and MammoTest stereotactic breast biopsy systems. Fischer Imaging located in Denver, Colorado designs, manufactures and markets medical imaging systems for the screening and diagnosis of breast cancer.

“As a company, we have been focused on expanding our market share in women’s health,” said Jack Cumming, Chairman and Chief Executive Officer. “We have every expectation that this acquisition will strengthen our leadership position in the growing current and future mammography market.”

Of the $32 million purchase price, approximately $26.9 million was paid out of existing cash with the remaining amount paid through the cancellation of the principal and interest outstanding under the $5 million secured loan previously provided by Hologic to Fischer Imaging. In the first quarter of fiscal 2006, which ends on December 24, 2005, Hologic expects to incur a one-time charge of approximately $4 million to write off in-process research and development with no future value.

Forward Looking Disclaimer

Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Hologic’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the anticipated benefits of the acquisition and the expected charge to write-off in-process research and development with no future value. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Acquisitions involve numerous risks, including difficulties in the assimilation of and integration of the acquired intellectual property. As a result, Hologic cannot be certain that the acquisition will provide the anticipated benefits to Hologic. In addition, the amount of Hologic’s write-off of in-process research and development will be dependent upon estimates that Hologic will be required to make regarding the relative value and resulting allocation of the purchase price among all the property it has acquired from Fischer. Hologic’s final valuation of the assets acquired and allocation of the purchase price among those assets, including in-process research and development, may be materially different than Hologic’s current expectations. The forward looking statements contained herein are also subject to the significant known and unknown risks and uncertainties generally applicable to Hologic’s business, including, without limitation, manufacturing risks that may limit Hologic’s ability to ramp-up commercial production of the Selenia and other of Hologic’s digital products, including Hologic’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Hologic’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under Hologic’s working capital financing and leases; technical innovations that could render products marketed or under development by Hologic obsolete; Hologic’s ability to attract and retain key personnel; competition; and reimbursement policies for the use of Hologic’s products. Other factors that could adversely affect Hologic’s business and prospects are described in Hologic’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Hologic’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About Hologic

Hologic, Inc. is a leading developer, manufacturer and supplier of medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of state-of-the-art digital imaging technology for general radiography and mammography applications. Hologic’s core business units are focused on osteoporosis assessment, mammography and breast biopsy, direct-to-digital X-ray for general radiography applications and mini C-arm imaging for orthopedic applications. For more information visit www.hologic.com.